Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS IMPROVED SECOND QUARTER RESULTS

Company updates 2009 outlook

TAMPA, July 28, 2009 — TECO Energy, Inc. (NYSE:TE) today reported second quarter net income of $60.9 million or $0.29 per share, compared to $51.4 million or $0.24 per share in the second quarter of 2008.

Year-to-date net income and earnings per share were $95.6 million or $0.45 per share in 2009, compared to $82.2 million or $0.39 per share in the same period in 2008.

TECO Energy Chairman and CEO Sherrill Hudson said, “Our improved results this quarter reflect the benefits of the recent balanced decisions by the Florida Public Service Commission in the base rate proceedings for our Florida utilities and better prices for our products at TECO Coal. Despite better weather, energy sales at our Florida utilities were reduced by the lower numbers of customers and the continued weak Florida economy. There are some signs that the economy may be near the bottom and that limited growth may be ready to resume, but we expect only a modest improvement later this year.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. There were no non-GAAP adjustments to second quarter 2009 results. Non-GAAP results in the year-to-date and 12-months ended periods exclude the charges and gains described in the operating company discussions. Non-GAAP Results Excluding Synthetic Fuel exclude charges and gains and also exclude the earnings benefits associated with the production of synthetic fuel in the 12-months ended Jun. 30, 2008 period. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

Results Comparisons

	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2009	2008	2009	2008	2009	2008
Net income	$60.9	$51.4	$95.6	$82.2	$175.7	$348.9
Net income from continuing operations	$60.9	$51.4	$95.6	$82.2	$175.7	$348.9
Non-GAAP Results With Synthetic Fuel	$60.9	$51.4	$90.5	$82.8	$190.9	$220.5
Non-GAAP Results Excluding Synthetic Fuel	$60.9	$51.4	$90.5	$82.8	$190.9	$209.6

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Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits or costs for the periods shown.

Segment Information	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2009	2008	2009	2008	2009	2008
Net Income (loss)
Tampa Electric	$48.5	$40.2	$66.8	$56.1	$146.3	$149.8
Peoples Gas System	4.6	5.3	15.8	15.3	27.6	25.5
TECO Coal	10.1	4.2	18.1	11.7	24.4	39.4
TECO Guatemala	7.9	14.9	21.1	25.4	32.6	47.0
Parent/other	(10.2)	(13.2)	(26.2)	(26.3)	(55.2)	69.2
TECO Transport(1)	—	—	—	—	—	18.0

Net income from continuing operations	60.9	51.4	95.6	82.2	175.7	348.9
Discontinued operations(1)	—	—	—	—	—	—

Total net income	$60.9	$51.4	$95.6	$82.2	$175.7	$348.9

(1)	Due to the ongoing contractual relationship for solid fuel waterborne transportation services, TECO Transport was not classified as a discontinued operation and is included in TECO Energy’s historical results through the sale in December 2007.

Operating Company Results:

All amounts included in the operating company and Parent / Other results discussions are after tax, unless otherwise noted.

Tampa Electric

Tampa Electric reported net income for the second quarter of $48.5 million, compared with $40.2 million for the same period in 2008. Results for the quarter reflected 4.8% higher base revenues due to the increase in base rates effective May 7, 2009, higher earnings on nitrogen oxide (NOx) control projects, a 0.2% lower average number of customers, and slightly higher operations and maintenance expenses. Net income included $2.5 million of Allowance for Funds Used During Construction (AFUDC) - equity, which represents allowed equity cost capitalized to construction costs, related to the installation of NOx control equipment and combustion turbines for peak loads, compared with $1.7 million in the 2008 period.

In the second quarter of 2009, there was no reduction in net income due to the previous waterborne transportation disallowance for the transportation of solid fuel, which reduced net income $2.3 million in the 2008 period. In November 2008, the Florida Public Service Commission (FPSC) approved Tampa Electric’s fuel adjustment filing, which included full recovery of waterborne transportation costs under new contracts effective Jan. 1, 2009. This approval eliminated the annual reduction in net income that occurred in 2004 through 2008 during the previous transportation contract.

Total retail energy sales decreased 4.7% in the second quarter of 2009, compared to the same period in 2008. Although total degree days in Tampa Electric’s service area were 5% above normal and 3% above the second quarter of 2008, the 15 consecutive days of rain in May, the third wettest May on record, contributed to the lower energy sales. Sales to the residential, commercial and industrial customer segments decreased 4.5%, 3.6% and 10.1%, respectively, in the second quarter, driven primarily by the weak housing market, economic

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conditions and the weather. Pretax base revenues increased approximately $15 million in the second quarter due to higher base rates approved by the Florida Public Service Commission for Tampa Electric effective May 7, 2009, which were partially offset by the lower number of customers and the effects of the weather.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, increased $0.6 million. The increase included the write-off of $0.6 million of disallowed rate case expenses, and higher employee-related expenses, including pension, that were offset by lower power generating unit maintenance and lower overhead expenses. Bad-debt expense was $0.1 million higher than in the second quarter of 2008.

Compared to the second quarter of 2008, depreciation expense increased $2.3 million, reflecting additions to facilities to serve customers. Interest expense at Tampa Electric increased slightly due to higher long-term debt balances outstanding, and interest income decreased due to lower interest rates and lower under-recovered fuel balances on which interest is accrued.

Year-to-date net income was $66.8 million, compared with $56.1 million in the 2008 period, driven primarily by the higher base revenues from the new base rates and higher earnings on NOx control projects, partially offset by 0.2% lower average number of customers, and higher operations and maintenance expenses. Net income included $5.8 million of AFUDC - equity related to the installation of NOx control equipment and combustion turbines for peak loads, compared with $3.0 million in the 2008 period. Sales to other utilities declined 37% from the 2008 period, reflecting lower demand and lower natural gas prices. In the 2009 year-to-date period, there was no reduction in net income due to the waterborne transportation disallowance for the transportation of solid fuel, compared to a $3.9 million reduction in the 2008 period.

In the 2009 year-to-date period, total retail energy sales decreased 2.4%, compared to the 2008 period driven primarily by the economy, weather in the second quarter, and the 0.2% decline in the average number of customers. Total degree days in Tampa Electric’s service area were 5% above normal and 6% above the prior year; however, extended periods of rain reduced sales in May. Colder winter weather in the first quarter contributed to a 0.3% increase in sales to the weather-sensitive residential customer class. Sales to commercial and industrial customers declined by 4.1% and 7.9% respectively, primarily due to economic conditions. Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, increased $3.5 million. The increase included the second quarter write-off of disallowed rate case expenses and higher employee related expenses that were partially offset by lower power generating unit maintenance and overhead costs. Bad-debt expense was $0.3 million higher in the 2009 year-to-date period than in 2008.

Compared to the 2008 year-to-date period, depreciation expense increased $4.0 million, reflecting additions to facilities to serve customers. Interest expense at Tampa Electric increased slightly due to higher long-term debt balances outstanding.

Peoples Gas

Peoples Gas reported net income of $4.6 million for the second quarter, compared to $5.3 million in the same period in 2008. Quarterly results reflect a 0.2% lower average number of customers due to the weak Florida housing market, decreased sales to residential customers and increased sales to commercial customers due to several higher volume new customers. Base rates increased due to an interim base rate increase granted in October 2008 and the higher

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permanent base rates effective June 18, 2009. Gas transported for power generation customers increased in 2009, compared to the second quarter of 2008 when mild weather, generating unit outages, and the use of other fuels for power generation due to high gas prices affected natural gas used for power generation. Lower sales volumes to industrial customers reflected economic conditions and reduced operations by industries sensitive to the housing market, such as cement plants and wallboard producers. Non-fuel operations and maintenance expense increased, primarily due to higher spending on pipeline integrity inspections and the $0.4 million write-off of disallowed rate case expenses partially offset by lower overhead costs. Results also reflect increased depreciation expense due to routine plant additions.

Peoples Gas reported net income of $15.8 million for the year-to-date period, compared to $15.3 million in the same period in 2008. Results reflect a 0.2% lower average number of customers. Residential customer usage increased due to colder winter weather in the first quarter of 2009, compared to the very mild winter weather in 2008. Gas transported for power generation customers increased over the year-to-date period 2008. Non-fuel operations and maintenance expense increased, due to the same factors as the second quarter.

TECO Coal

In 2009, TECO Coal achieved second quarter net income of $10.1 million on sales of 2.2 million tons, compared to $4.2 million on sales of 2.4 million tons in the same period in 2008. Results reflect an average net per-ton selling price, excluding transportation allowances, of more than $70 per ton, almost 17% higher than 2008, but below prior guidance due to a sales mix that was more heavily weighted to steam coal. Second quarter 2009 metallurgical coal sales were below prior projections due to economic conditions that have reduced demand for steel products worldwide. In the second quarter of 2009, the all-in total per-ton cost of production increased to more than $65 per ton, almost 12% over 2008’s level, and within the cost guidance range previously provided. Net income for the quarter included $2.0 million related to a payment for a contract renegotiation with a steam coal customer, which resulted in higher selling prices in 2009 in exchange for deferred deliveries of contracted tons into 2010 and 2011. Due to tax percentage depletion differences between periods, in the second quarter of 2009 TECO Coal’s effective income tax rate was 14% compared to 6% in the 2008 period.

TECO Coal recorded year-to-date net income of $18.1 million on sales of 4.5 million tons in 2009, compared to $11.7 million on sales of 4.9 million tons in the 2008 period. The year-to-date sales mix was driven by the same factors as the second quarter. The 2009 year-to-date average net per-ton selling price and the all-in total per-ton cost of production were similar to those in the second quarter. Results in 2008 reflected a $0.6 million benefit in the first quarter from the true-up of the 2007 synthetic fuel tax credit rate. In the 2009 year-to-date period, TECO Coal’s effective income tax rate was 14% compared to 15% in the 2008 period.

TECO Guatemala

TECO Guatemala reported second quarter net income of $7.9 million in 2009, compared to $14.9 million in the 2008 period. Year-to-date 2009 net income was $21.1 million, compared to $25.4 million in the 2008 period. Year-to-date 2009 non-GAAP results were $12.4 million, which exclude the $8.7 million gain on the sale of the telecommunication company, Navega, recorded in the first quarter. There were no non-GAAP adjustments to 2008 results in either period. Results in the 2009 quarter for the distribution utility (EEGSA) and affiliated companies also include a $2.5 million benefit related to an adjustment to previously estimated year-end equity balances, compared to a similar $3.1 million benefit in 2008.

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Lower contract and spot energy sales at the San José Power Station reduced net income $3.8 million in the second quarter of 2009 due to the extended unplanned outage as a result of a generator rotor failure. The repairs were completed and the unit returned to service July 2. The 2009 results reflect $2.5 million of lower net income from EEGSA as a result of the reduction in the Value Added Distribution tariff (VAD) in August 2008, partially offset by customer and energy sales growth. The earnings from the unregulated EEGSA-affiliated companies (DECA II), which provide, among other things, electricity transmission services, wholesale power sales to unregulated electric customers and engineering services, increased in both periods from fundamental growth in the businesses.

Parent / Other

The cost for “Parent/other” in the second quarter of 2009 was $10.2 million, compared to a cost of $13.2 million in the same period in 2008. Results in 2009 included a $2.6 million benefit from a sale of property by TECO Properties. The year-to-date “Parent/other” cost was $26.2 million in 2009, compared to $26.3 million in the 2008 period. The 2009 year-to-date Parent/other non-GAAP cost was $22.6 million, excluding the $3.6 million valuation adjustment recorded in the first quarter on student-loan securities held at TECO Energy parent. In 2008, the year-to-date non-GAAP cost for Parent/other was $25.7 million excluding the $0.6 million after-tax adjustment to previously estimated transaction costs related to the sale of TECO Transport. (See the Results Reconciliation table.)

Cash and Liquidity

The table below sets forth the Jun. 30, 2009 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

	Balances as of Jun. 30, 2009
(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	201.4	165.3	—	36.1

Available credit facilities	473.6	309.7	—	163.9
Cash and short-term investments	28.0	5.6	17.9	4.5

Total liquidity	$501.6	$315.3	$17.9	$168.4

Consolidated other cash and short-term investments includes $17.9 million of cash at the unregulated operating companies for normal operations. In addition to consolidated cash, as of Jun. 30, 2009 unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $18.9 million, which are not included in the table above.

2009 Earnings Outlook

TECO Energy indicated in May an outlook for 2009 earnings per share to be within a range of $1.00 and $1.15 per share, excluding charges and gains, and continues to expect earnings to be within that range.

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The May guidance was provided in the form of a range to allow for varying outcomes with respect to important variables, such as a start to an economic recovery late in 2009, weather and customer usage at the Florida utilities, pricing and demand for production at TECO Coal for uncontracted tons and the potential impact of the world-wide economic slowdown on coal demand. The upper end of the guidance range in May included TECO Coal’s full sales forecast of 9.9 million tons, including the 0.4 million tons that were unsold at that time, at an average selling price of $73 per ton and an average all-in, total cost of production in a range between $63 and $66 per ton. At the same time, Tampa Electric forecasted that an economic recovery would begin later in 2009 and there would be 0.1% customer growth for the year with energy sales growth slightly above that.

Consistent with the guidance provided in May, for the remainder of 2009 Tampa Electric will benefit from the higher base rates that became effective May 7. Additionally, a base rate increase will become effective August 13 as a result of the recent FPSC decision on Tampa Electric’s Motion for Reconsideration. Tampa Electric and Peoples Gas have continued to experience lower numbers of retail customers and continued economic weakness in the areas served, which has reduced sales to commercial and industrial customers. Both utilities are focused on managing costs to offset the lower number of customers and lower energy sales forecasts than were included in their base rate proceedings. Tampa Electric continues to anticipate the start of an economic recovery late in 2009 to produce limited customer and weather-normalized energy sales growth, and also expects higher AFUDC, and ECRC-related earnings on an additional NOx control project that entered service in May. Peoples Gas will benefit from higher base rates that were effective June 18, but expects resumption of customer growth to lag Tampa Electric. The rate design approved by the FPSC in Peoples Gas’ base rate proceeding makes it less volume and weather sensitive.

At TECO Coal, the world-wide demand for metallurgical coal remains weak, and domestic steam coal usage has been reduced due to declining electricity sales to commercial and industrial customers nationwide. TECO Coal expects total sales volumes below prior guidance due to the 0.4 million tons of metallurgical coal that remains unsold and the possible net deferral of 0.2 to 0.7 million tons of steam and metallurgical coal from 2009 into 2010 and 2011. Due to less metallurgical coal in the product mix, the average per-ton selling price is expected to be slightly below the previously provided guidance. TECO Coal expects the all-in total cost of production to be within the previously provided range but towards the high end reflecting the lower volume. TECO Coal’s effective income tax rate is now expected to be about 18% in 2009.

TECO Guatemala previously indicated earnings for 2009 would be lower than 2008 levels and that outlook remains unchanged. Repairs were completed on the San José Power Station and the unit returned to service July 2. Provided crude oil prices remain in the $60 per barrel or higher range, the station is expected to run at 65% capacity factor or more for the remainder of the year. TECO Guatemala benefited from the second quarter adjustment to previously estimated year-end equity balances, and the DECA II companies continue to seek opportunities to offset the impact of the 2008 VAD decision.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges in the 2009 and 2008 quarterly periods and earnings from the production of synthetic fuel in the 12-months

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ended 2008 period. The production of synthetic fuel ended in December 2007 upon the expiration of the Federal tax credit program associated with the production of synthetic fuel. This non-GAAP presentation provides investors additional information to compare 2009 results, which include no synthetic fuel production, to 12-month ended 2008 results, which included synthetic fuel production.

Management believes it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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Results Reconciliation	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2009	2008	2009	2008	2009	2008
GAAP net income	$60.9	$51.4	$95.6	$82.2	$175.7	$348.9

Exclude discontinued operations	—	—	—	—	—	—

GAAP net income from continuing operations	$60.9	$51.4	$95.6	$82.2	$175.7	$348.9

Add TECO Transport transaction costs recorded at TECO Energy parent	—	—	—	0.6		6.9
Exclude TECO Transport depreciation	—	—	—	—	—	(6.1)
Exclude gain on TECO Transport sale	—	—	—	—	—	(149.4)
Add parent debt extinguishment	—	—	—	—	—	20.2
Exclude TECO Transport transaction costs and final adjustments recorded at TECO Energy parent	—	—	—	—	(3.2)	—
Exclude gain on sale of Navega	—	—	(8.7)	—	(8.7)	—
Add valuation adjustment on auction rate securities	—	—	3.6	—	3.6	—
Add Tampa Electric waterborne transportation audit adjustment	—	—	—	—	1.9	—
Add taxes on repatriated cash and investments	—	—	—	—	21.6	—

Total charges and gains	—	—	(5.1)	0.6	15.2	(128.4)

Non-GAAP results from continuing operations (1)	$60.9	$51.4	$90.5	$82.8	$190.9	$220.5

Synthetic fuel cost / (benefit)	—	—	—	—	—	(10.9)

Non-GAAP results excluding synthetic fuel	$60.9	$51.4	$90.5	$82.8	$190.9	$209.6

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its second quarter results at 5:00 PM Eastern time, Tuesday, July 28, 2009. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal,

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which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access to capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity price and operating cost changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in the U.S. federal tax code on earnings from foreign investments that could reduce earnings; the ability to increase the utilization of the coal-fired San José Power Station versus competing oil-fired generators during a period of lower oil prices; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2008.

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Summary Information as of June 30, 2009

	3 months ended		6 months ended		12 months ended
(millions except per share amounts)	2009	2008	2009	2008	2009	2008
Revenues	$825.2	$887.2	$1,649.2	$1,678.9	$3,345.5	$3,527.3

Net income	$60.9	$51.4	$95.6	$82.2	$175.7	$348.9

Earnings (loss) per share – basic	$0.29	$0.24	$0.45	$0.39	$0.82	$1.65

Earnings (loss) per share – diluted	$0.29	$0.24	$0.45	$0.39	$0.82	$1.65
Average common shares outstanding – basic	211.7	210.4	211.6	210.1	211.4	209.7
Average common shares outstanding – diluted	212.5	212.1	212.3	211.6	212.1	211.1

Contact:	News Media: Rick Morera – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

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JUNE 2009

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(millions except share data)	2009	2008	2009	2008	2009	2008

Revenues
Regulated electric and gas	$662.9	$730.0	$1,316.7	$1,370.2	$2,724.7	$2,828.4
Unregulated	162.3	157.2	332.5	308.7	620.8	698.9

Total revenues	825.2	887.2	1,649.2	1,678.9	3,345.5	3,527.3

Expenses
Regulated operations
Fuel	225.5	176.2	454.2	339.8	933.8	798.1
Purchased power	56.1	115.9	98.3	197.8	205.9	346.6
Cost of natural gas sold	50.9	133.8	139.2	252.8	363.0	442.6
Other	81.0	71.9	158.0	143.2	292.4	297.6
Operation other expense
Mining related costs	110.9	116.8	229.4	224.0	446.0	464.9
Waterborne transportation costs	0.0	0.0	0.0	0.0	0.0	97.4
Other	4.3	5.6	8.4	9.9	16.8	18.9
Maintenance	46.2	45.6	98.6	91.6	180.8	178.7
Depreciation and amortization	71.3	64.9	141.0	129.9	277.2	255.2
Loss / (Gain) on sale, net of transaction related costs	0.0	0.0	0.0	0.9	0.0	(236.7)
Taxes, other than income	55.9	54.1	116.3	109.0	218.8	213.5

Total expenses	702.1	784.8	1,443.4	1,498.9	2,934.7	2,876.8

Income from operations	123.1	102.4	205.8	180.0	410.8	650.5

Other income (expense)
Allowance for other funds used during construction	2.5	1.7	5.8	3.0	9.1	4.7
Other income	6.1	4.0	20.1	9.3	32.2	46.8
Loss on debt exchange / extinguishment	0.0	0.0	0.0	0.0	0.0	(32.9)
Income from equity investments	12.9	21.6	21.7	39.0	55.6	72.6

Total other income	21.5	27.3	47.6	51.3	96.9	91.2

Interest charges
Interest expense	57.4	56.6	115.0	114.8	231.5	240.4
Allowance for borrowed funds used during construction	(1.0)	(0.7)	(2.3)	(1.2)	(3.5)	(1.8)

Total interest charges	56.4	55.9	112.7	113.6	228.0	238.6

Income before provision for income taxes	88.2	73.8	140.7	117.7	279.7	503.1
Provision for income taxes	27.3	22.4	45.1	35.5	104.0	192.6

Income before Noncontrolling Interest	60.9	51.4	95.6	82.2	175.7	310.5
Noncontrolling Interest	0.0	0.0	0.0	0.0	0.0	38.4

Net income	$60.9	$51.4	$95.6	$82.2	$175.7	$348.9

Average common shares outstanding - basic (millions)	211.7	210.4	211.6	210.1	211.4	209.7
Average common shares outstanding - diluted (millions)	212.5	212.1	212.3	211.6	212.1	211.1

Earnings per average common share outstanding:
Earnings per share — basic	0.29	0.24	0.45	0.39	0.82	1.65
Earnings per share — diluted	0.29	0.24	0.45	0.39	0.82	1.65

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	June 30, 2009	December 31, 2008

Assets
Current assets
Cash and cash equivalents	$28.0	$12.2
Short-term investments	0.0	2.4
Receivables	309.7	285.9
Inventories at average cost
Fuel	142.9	90.2
Materials and supplies	67.5	72.8
Current derivative assets	0.2	0.0
Income tax receivables	0.5	3.5
Prepayments and other current assets	25.1	25.8
Current regulatory assets	172.4	272.6

Total current assets	746.3	765.4

Property, plant and equipment
Utility plant in service
Electric	5,743.5	5,528.3
Gas	993.3	964.4
Construction work in progress	460.7	463.5
Other property	366.9	354.8

Property plant and equipment at original cost	7,564.4	7,311.0
Accumulated depreciation	(2,155.8)	(2,089.7)

Total property, plant and equipment, net	5,408.6	5,221.3

Other assets
Deferred income taxes	278.5	333.8
Other investments	9.8	21.3
Long-term regulatory assets	319.2	325.3
Investment in unconsolidated affiliates	273.6	284.0
Goodwill	59.4	59.4
Long-term derivative assets	0.6	0.1
Deferred charges and other assets	134.1	136.8

Total other assets	1,075.2	1,160.7

Total assets	$7,230.1	$7,147.4

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$5.5	$5.5
Non-recourse	1.4	1.4
Notes payable	188.0	93.0
Accounts payable	264.5	304.4
Other current liabilities	15.6	15.3
Customer deposits	148.6	144.6
Current derivative liabilities	113.7	132.1
Interest accrued	48.1	45.1
Taxes accrued	46.2	21.2
Current regulatory liabilities	26.9	21.7

Total current liabilities	858.5	784.3

Other liabilities
Investment tax credits	11.0	11.2
Long-term regulatory liabilities	579.8	588.2
Long-term derivative liabilities	10.3	19.4
Deferred credits and other liabilities	527.9	530.0
Long-term debt, less amount due within one year
Recourse	3,199.0	3,199.0
Non-recourse	6.2	7.6

Total other liabilities	4,334.2	4,355.4

Total Liabilities	5,192.7	5,139.7
Capital
Common equity	213.7	212.9
Additional paid in capital	1,523.9	1,518.2
Retained earnings	332.9	322.6
Accumulated other comprehensive loss	(33.1)	(46.0)

Total capital	2,037.4	2,007.7

Total liabilities and capital	$7,230.1	$7,147.4

Book Value Per Share	$9.53	$9.43

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(millions)	2009	2008	2009	2008	2009	2008

Cash flows from operating activities
Net income	$60.9	$51.4	$95.6	$82.2	$175.7	$348.9

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	71.3	64.9	141.0	129.9	277.2	255.2
Deferred income taxes	27.4	24.2	45.5	39.7	101.2	186.9
Investment tax credits, net	(0.1)	(0.3)	(0.2)	(1.0)	(0.2)	(2.2)
Allowance for other funds used during construction	(2.5)	(1.7)	(5.8)	(3.0)	(9.1)	(4.7)
Non-cash stock compensation	2.9	3.7	4.7	6.1	8.4	10.2
Gain on sales of business / assets, pretax	0.1	(0.1)	(18.6)	(1.1)	(19.1)	(202.7)
Noncash debt extinguishment / exchange, pretax	0.0	0.0	0.0	0.0	0.0	2.6
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	7.4	(21.6)	0.3	(6.8)	(15.7)	(10.8)
Noncontrolling interest	0.0	0.0	0.0	0.0	0.0	(38.4)
Derivatives marked to market	0.0	0.0	0.0	0.0	0.0	(70.4)
Deferred recovery clause	16.4	(81.0)	83.3	(92.4)	59.9	4.6
Receivables, less allowance for uncollectibles	(14.7)	(20.9)	(23.8)	(34.0)	20.1	(32.3)
Inventories	(19.7)	(15.1)	(47.4)	(7.9)	(48.5)	49.2
Prepayments and other current assets	(4.5)	(3.1)	0.7	(2.1)	0.0	3.5
Taxes accrued	14.1	14.4	27.2	15.7	(3.3)	(3.4)
Interest accrued	(30.6)	(17.7)	3.0	15.0	0.4	(3.6)
Accounts payable	13.8	82.5	(9.6)	76.9	(94.8)	68.7
Other	7.1	5.9	32.1	21.3	25.1	(2.4)

	149.3	85.5	328.0	238.5	477.3	558.9

Cash flows from investing activities
Capital expenditures	(176.8)	(128.8)	(367.8)	(265.7)	(691.5)	(488.1)
Allowance for other funds used during construction	2.5	1.7	5.8	3.0	9.1	4.7
Net proceeds from sale of business / assets	0.1	0.0	29.2	(7.3)	37.0	352.5
Restricted cash	0.0	0.0	0.2	0.0	0.1	29.9
Distributions from unconsolidated affiliates	0.0	0.0	0.0	13.2	0.0	26.7
Other investments	7.3	(0.1)	9.7	76.2	9.6	121.9

	(166.9)	(127.2)	(322.9)	(180.6)	(635.7)	47.6

Cash flows from financing activities
Dividends	(42.7)	(42.4)	(85.3)	(83.5)	(170.4)	(165.6)
Proceeds from sale of common stock	1.4	18.7	2.4	20.0	4.2	25.5
Proceeds from long-term debt	0.0	137.1	0.0	327.9	0.0	451.1
Repayment of long-term debt / Purchase in lieu of redemption	0.0	0.0	(1.4)	(288.1)	(7.2)	(977.8)
Debt exchange premiums	0.0	0.0	0.0	0.0	0.0	(21.2)
Noncontrolling interest	0.0	0.0	0.0	0.0	0.0	33.4
Net increase (decrease) in short-term debt	52.0	(18.0)	95.0	(25.0)	188.0	0.0

	10.7	95.4	10.7	(48.7)	14.6	(654.6)

Net increase (decrease) in cash and cash equivalents	(6.9)	53.7	15.8	9.2	(143.8)	(48.1)
Cash and cash equivalents at beginning of period	34.9	118.1	12.2	162.6	171.8	219.9

Cash and cash equivalents at end of period	$28.0	$171.8	$28.0	$171.8	$28.0	$171.8

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric		Peoples Gas	TECO Coal	TECO Guatemala		TECO Transport	Other & Eliminations		TECO Energy
Three months ended June 30,
2009	Revenues - outsiders	$563.2		$99.7	$160.2	$2.0		$—	$0.1		$825.2
	Sales to affiliates	0.4		3.4	—	—		—	(3.8)		—

	Total revenues	563.6		103.1	160.2	2.0		—	(3.7)		825.2
	Equity Earnings in Unconsolidated Affiliates	—		—	—	12.9		—	—		12.9
	Depreciation	49.3		11.0	10.8	0.2		—	—		71.3
	Total interest charges (1)	28.6		4.8	1.9	3.1		—	18.0		56.4
	Allocated interest expense (income) included above (1)	—		—	1.7	3.1		—	(4.8)		—
	Provision (Benefit) for income taxes	27.8		2.9	1.7	—		—	(5.1)		27.3
	Net income (loss) from continuing operations	$48.5		$4.6	$10.1	$7.9		$—	$(10.2)		$60.9

2008	Revenues - outsiders	$545.7		$184.3	$155.2	$2.0		$—	$—		$887.2
	Sales to affiliates	0.4		—	—	—		—	(0.4)		—

	Total revenues	546.1		184.3	155.2	2.0		—	(0.4)		887.2
	Equity Earnings in Unconsolidated Affiliates	—		—	—	21.6		—	—		21.6
	Depreciation	45.0		10.3	9.3	0.2		—	0.1		64.9
	Total interest charges (1)	27.9		4.5	2.0	3.7		—	17.8		55.9
	Allocated interest expense (income) included above (1)	—		—	1.5	3.6		—	(5.1)		—
	Provision (Benefit) for income taxes	23.6		3.4	0.2	2.1		—	(6.9)		22.4
	Net income (loss) from continuing operations	$40.2		$5.3	$4.2	$14.9		$—	$(13.2)		$51.4

Six months ended June 30,
2009	Revenues - outsiders	$1,070.5		$246.2	$328.3	$4.1			0.1		$1,649.2
	Sales to affiliates	0.7		9.9	—	—			(10.6)		—

	Total revenues	1,071.2		256.1	328.3	4.1			(10.5)		1,649.2
	Equity Earnings in Unconsolidated Affiliates	—		—	—	21.7			—		21.7
	Depreciation	97.3		21.8	21.4	0.4			0.1		141.0
	Total interest charges (1)	56.8		9.5	3.7	6.3			36.4		112.7
	Allocated interest expense (income) included above (1)	—		—	3.2	6.2			(9.4)		—
	Provision (Benefit) for income taxes	37.2		10.1	3.0	9.6			(14.8	) (3)	45.1
	Net income (loss) from continuing operations	$66.8		$15.8	$18.1	$21.1	(2)		$(26.2	) (3)	$95.6

2008	Revenues - outsiders	$1,006.9		$363.3	$304.3	$4.3		$—	$0.1		$1,678.9
	Sales to affiliates	0.7		—	—	—		—	(0.7)		—

	Total revenues	1,007.6		363.3	304.3	4.3		—	(0.6)		1,678.9
	Equity Earnings in Unconsolidated Affiliates	—		—	—	39.0		—	—		39.0
	Depreciation	90.2		20.6	18.5	0.4		—	0.2		129.9
	Total interest charges (1)	57.3		8.7	4.5	7.5		—	35.6		113.6
	Allocated interest expense (income) included above (1)	—		—	3.8	7.4		—	(11.2)		—
	Provision (Benefit) for income taxes	32.1		9.8	2.1	4.0		—	(12.5)		35.5
	Net income (loss) from continuing operations	56.1		15.3	11.7	25.4		—	(26.3)		$82.2

Twelve months ended June 30,
2009	Revenues - outsiders	$2,153.5		$571.2	$612.4	$8.2		$—	$0.2		$3,345.5
	Sales to affiliates	1.4		9.9	—	—		—	(11.3)		—

	Total revenues	2,154.9		581.1	612.4	8.2		—	(11.1)		3,345.5
	Equity Earnings in Unconsolidated Affiliates	—		—	—	55.2		—	0.4		55.6
	Depreciation	192.8		43.0	40.4	0.8		—	0.2		277.2
	Total interest charges (1)	114.2		19.0	7.3	14.1		—	73.4		228.0
	Allocated interest expense (income) included above (1)	—		—	6.0	13.9		—	(19.9)		—
	Provision (Benefit) for income taxes	87.0		17.6	3.1	20.4		—	(24.1	) (3)	104.0
	Net income (loss) from continuing operations	$146.3	(4)	$27.6	$24.4	$32.6	(2)	$—	$(55.2	) (3)(5)	$175.7

2008	Revenues - outsiders	$2,177.7		$650.6	$594.1	$8.3		$96.3	$0.3		$3,527.3
	Sales to affiliates	1.6		—	—	—		40.9	(42.5)		—

	Total revenues	2,179.3		650.6	594.1	8.3		137.2	(42.2)		3,527.3
	Equity Earnings in Unconsolidated Affiliates	—		—	—	72.8		(0.2)	—		72.6
	Depreciation	175.0		41.0	38.3	0.5		—	0.4		255.2
	Total interest charges (1)	114.2		17.4	10.8	15.2		2.2	78.8		238.6
	Allocated interest expense (income) included above (1)	—		—	9.7	14.9		1.2	(25.8)		—
	Provision (Benefit) for income taxes	86.8		15.9	20.7	8.5		7.3	53.4		192.6
	Net income (loss) from continuing operations	$149.8		$25.5	$39.4	$47.0		$18.0	$69.2	(6)(7)	$348.9

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	Results for the 6 and 12 months ended June 30, 2009 include a $8.7 million gain related to the sale of Navega in the first quarter of 2009. Additionally, the 12 months ended June 30, 2009 results include $9.6 million in taxes related to the repatriated cash and investments from Guatemala in the fourth quarter of 2008.
(3)	Results for the 6 and 12 months ended June 30, 2009 include a $3.6 million loss related to the auction rate security valuation allowance in the first quarter of 2009. Additionally, the 12 months ended June 30, 2009 includes a $12.0 million valuation allowance in consolidated income taxes related to the cash and investments repatriated from Guatemala in the fourth quarter of 2008.
(4)	Results for the 12 months ended June 30, 2009 include a $1.9 million after-tax charge related to a settlement in the fourth quarter of 2008 with the Florida Public Service Commission Staff of issues involving waterborne coal transportation services provided by a former affiliate company (TECO Transport).
(5)	Results for the 12 months ended June 30, 2009 include a $3.2 million tax benefit booked in the fourth quarter of 2008 related to the sale of TECO Transport.
(6)	Results for the 12 months ended June 30, 2008 include $6.9 million in after-tax transaction costs related to the sale of TECO Transport ($3.0 million in the third quarter of 2007, $3.3 million in the fourth quarter of 2007, and $0.6 million in the first quarter of 2008).
(7)	Results for the 12 months ended June 30, 2008 include the $149.4 million gain on the sale of TECO Transport and $20.2 million of debt extinguishment costs.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales -- Kilowatt-hours*
Three Months Ended June 30,	2009	2008	Percent Change	2009	2008	Percent Change

Residential	$257,656	$247,254	4.2	2,057,076	2,153,445	(4.5)
Commercial	173,257	161,872	7.0	1,563,588	1,621,521	(3.6)
Industrial — Phosphate	19,867	16,468	20.6	220,302	240,165	(8.3)
Industrial — Other	29,344	30,353	(3.3)	287,059	324,242	(11.5)
Other sales of electricity	50,469	46,811	7.8	450,328	463,998	(2.9)

	530,593	502,758	5.5	4,578,353	4,803,371	(4.7)

Deferred and other revenues	7,366	13,027	(43.5)	—	—	—
Sales for resale	13,065	19,144	(31.8)	121,116	230,654	(47.5)
Other operating revenue	12,416	10,100	22.9	—	—	—
SO2 Allowance Sales	92	999	(90.8)	—	—

	$563,532	$546,028	3.2	4,699,469	5,034,025	(6.6)

Average customers	666,376	667,617	(0.2)	—	—	—

Retail Net Energy For Load				5,100,730	5,275,859	(3.3)

Total Degree Days				1,254	1,216	3.1

	Operating Revenues*			Sales -- Kilowatt-hours*
Six Months Ended June 30,	2009	2008	Percent Change	2009	2008	Percent Change

Residential	$508,664	$454,250	12.0	3,944,774	3,931,532	0.3
Commercial	339,539	309,345	9.8	2,963,450	3,089,536	(4.1)
Industrial — Phosphate	40,825	33,090	23.4	467,147	484,801	(3.6)
Industrial — Other	58,623	57,672	1.6	559,220	630,073	(11.2)
Other sales of electricity	100,464	89,417	12.4	864,840	882,583	(2.0)

	1,048,115	943,774	11.1	8,799,431	9,018,525	(2.4)

Deferred and other revenues	(25,122)	5,771	(535.3)	—	—	—
Sales for resale	25,200	35,181	(28.4)	266,653	419,800	(36.5)
Other operating revenue	22,903	20,892	9.6	—	—	—
SO2 Allowance Sales	93	1,962	(95.3)	—	—	—

	$1,071,189	$1,007,580	6.3	9,066,084	9,438,325	(3.9)

Average customers	666,844	668,280	(0.2)	—	—	—

Retail Net Energy For Load				9,463,371	9,633,596	(1.8)

Total Degree Days				1,845	1,736	6.3

	Operating Revenues*			Sales -- Kilowatt-hours*
Twelve Months Ended June 30,	2009	2008	Percent Change	2009	2008	Percent Change

Residential	$1,036,127	$1,017,527	1.8	8,559,710	8,871,862	(3.5)
Commercial	669,165	656,108	2.0	6,272,633	6,574,056	(4.6)
Industrial — Phosphate	73,800	69,911	5.6	951,481	1,014,195	(6.2)
Industrial — Other	112,193	117,081	(4.2)	1,164,882	1,291,105	(9.8)
Other sales of electricity	196,765	183,870	7.0	1,821,805	1,819,904	0.1

	2,088,050	2,044,497	2.1	18,770,511	19,571,122	(4.1)

Deferred and other revenues	(49,186)	(53,318)	(7.7)	—	—	—
Sales for resale	59,704	71,035	(16.0)	730,824	903,746	(19.1)
Other operating revenue	46,358	41,692	11.2	—	—	—
SO2 Allowance Sales	9,925	75,424	(86.8)	—	—	—

	$2,154,851	$2,179,330	(1.1)	19,501,335	20,474,868	(4.8)

Average customers	666,548	667,805	(0.2)	—	—	—

Retail Net Energy For Load				19,728,560	20,501,153	(3.8)

Total Degree Days				4,032	4,276	(5.7)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended June 30,	2009	2008	Percent Change	2009	2008	Percent Change

By Customer Segment:
Residential	$27,065	$32,182	(15.9)	13,724	14,819	(7.4)
Commercial	33,256	38,065	(12.6)	91,566	90,783	0.9
Industrial	1,806	2,271	(20.5)	45,391	53,432	(15.0)
Off System Sales	26,295	97,806	(73.1)	62,172	82,109	(24.3)
Power generation	2,601	3,789	(31.4)	144,936	132,920	9.0
Other revenues	9,998	8,591	16.4	—	—	—

	$101,021	$182,704	(44.7)	357,789	374,063	(4.4)

By Sales Type:
System supply	$69,500	$151,672	(54.2)	88,951	111,010	(19.9)
Transportation	21,523	22,441	(4.1)	268,838	263,053	2.2
Other revenues	9,998	8,591	16.4	—	—	—

	$101,021	$182,704	(44.7)	357,789	374,063	(4.4)

Average customers	335,524	336,283	(0.2)	—	—	—

	Operating Revenues*			Therms*
Six Months Ended June 30,	2009	2008	Percent Change	2009	2008	Percent Change

By Customer Segment:
Residential	$86,466	$80,953	6.8	46,792	42,605	9.8
Commercial	80,489	82,430	(2.4)	201,663	197,780	2.0
Industrial	3,984	4,490	(11.3)	92,289	100,154	(7.9)
Off System Sales	52,710	166,380	(68.3)	113,185	160,651	(29.5)
Power generation	5,355	7,159	(25.2)	253,032	239,644	5.6
Other revenues	22,962	18,430	24.6	—	—	—

	$251,966	$359,842	(30.0)	706,961	740,834	(4.6)

By Sales Type:
System supply	$183,243	$294,358	(37.7)	191,183	234,932	(18.6)
Transportation	45,761	47,054	(2.7)	515,778	505,902	2.0
Other revenues	22,962	18,430	24.6	—	—	—

	$251,966	$359,842	(30.0)	706,961	740,834	(4.6)

Average customers	335,565	336,204	(0.2)	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended June 30,	2009	2008	Percent Change	2009	2008	Percent Change

By Customer Segment:
Residential	$155,971	$135,744	14.9	78,565	69,099	13.7
Commercial	153,613	149,167	3.0	379,764	369,102	2.9
Industrial	7,736	9,232	(16.2)	181,891	186,675	(2.6)
Off System Sales	203,831	298,758	(31.8)	276,317	335,514	(17.6)
Power generation	10,863	15,477	(29.8)	468,758	528,734	(11.3)
Other revenues	41,030	35,527	15.5	—	—	—

	$573,044	$643,905	(11.0)	1,385,295	1,489,124	(7.0)

By Sales Type:
System supply	$444,861	$517,534	(14.0)	414,026	464,226	(10.8)
Transportation	87,153	90,844	(4.1)	971,269	1,024,898	(5.2)
Other revenues	41,030	35,527	15.5	—	—	—

	$573,044	$643,905	(11.0)	1,385,295	1,489,124	(7.0)

Average customers	334,817	334,875	0.0	—	—	—

*	in thousands